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CytRx Corporation Announces 2008 Third Quarter Financial Results

LOS ANGELES (November 10, 2008) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company engaged in the development of high-value human therapeutics, today reported financial results for the three months ended September 30, 2008.

“We significantly broadened our drug development pipeline through our recent acquisition of Innovive Pharmaceuticals and now have six clinical-stage candidates that address large markets.  These drug assets are in varying stages of clinical development and provide us with near- and longer term potential revenue generators,” said Steven A. Kriegsman, CytRx President and CEO.  “We are evaluating our clinical and non-clinical assets with a focus on advancing development of drug candidates to maximize shareholder value, while managing our financial profile.  Among our options, we are considering programs for internal development and others that may benefit from potential strategic partnerships.  We look forward to completing our evaluation later this quarter, and plan to announce our strategic plan and anticipated milestones at that time.

“During the evaluation process, we continue to make progress with the clinical development of tamibarotene – our most advanced oncology program.  We are adding clinical sites to accelerate patient enrollment in the ongoing registration study with this orally available drug candidate as a third-line treatment for acute promyelocytic leukemia, or APL,” he added.

In late September, CytRx gained the exclusive North American and European rights to tamibarotene through its acquisition of Innovive Pharmaceuticals, Inc.  The registration study for tamibarotene is being conducted under a Special Protocol Assessment by the U.S. Food and Drug Administration (FDA) and the Company expects to submit a New Drug Application (NDA) filing as early as 2010. Tamibarotene, which is approved and currently marketed as a treatment for APL in Japan, also has potential applicability as a treatment for other hematologic cancers and solid tumors.  CytRx also acquired through this acquisition the rights to INNO-206 and INNO-406, two additional clinical-stage oncology drug candidates, and has elected to reduce its operating costs by not pursuing development of the cancer vaccine immunotherapeutic INNO-305.

“In addition, our cash of approximately $30.9 million as of September 30, 2008, and our investment in RXi Pharmaceuticals Corporation, which had a market value as of November 5, 2008 of approximately $64.3 million, provide significant working capital during this challenging economic environment for the biopharmaceutical industry,” Mr. Kriegsman added.

REVIEW OF FINANCIAL RESULTS

CytRx reported a net loss for the three months ended September 30, 2008 of $12.3 million, or $0.14 per share, based on 91.1 million weighted-average shares outstanding, compared with a net loss for the three months ended September 30, 2007, of $4.6 million, or $0.05 per share, based on 88.1 million shares outstanding.  The increase in the net loss resulted primarily from charges of approximately $8.0 million related to in-process research and development resulting from CytRx’s acquisition of Innovive, which closed on September 19, 2008.  Not including one-time charges related to the acquisition, CytRx’s net loss in the third quarter of 2008 decreased by approximately $0.3 million as compared with the same period in 2007.  The increase in weighted average shares outstanding resulted primarily from the issuance of shares of common stock upon the exercise of stock options and warrants.

Revenue for the third quarter of 2008 was $917,000, compared with the third quarter of 2007 revenue of $2.0 million, and consisted primarily of service revenue recognized from CytRx's 2006 royalty transaction with the ALS Charitable Remainder Trust, or ALSCRT.  CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALSCRT on a dollar-for-dollar basis for ALS-related research expenses incurred.

Research and development (R&D) expenses were $2.0 million for the three months ended September 30, 2008, compared with $3.9 million for the comparable period in 2007.  R&D expenses incurred during the third quarter of 2008 related primarily to the Company’s various development programs.  R&D expenses for the third quarter of 2007 included costs associated with RXi-related research.

General and administrative (G&A) expenses were $1.6 million for the third quarter of 2008, compared with $3.7 million for the same period in the prior year.  The decrease in G&A expenses in 2008 resulted primarily from a reduction of approximately $1.0 million in RXi expenses and approximately $320,000 in professional fees which principally related to the partial spinoff of RXi, which was finalized in March 2008.

Cash and cash equivalents totaled $30.9 million as of September 30, 2008, compared with cash and cash equivalents of $36.4 million as of June 30, 2008.  CytRx's 45% ownership stake in RXi at September 30, 2008 had a market value of approximately $51.2 million, and as of November 5, 2008, had a market value of approximately $64.3 million.

2008 THIRD QUARTER AND RECENT HIGHLIGHTS

Completed Acquisition of Innovive Pharmaceuticals

In late September, CytRx completed its acquisition of Innovive Pharmaceuticals Corporation for a total consideration of approximately 2.6 million shares of CytRx common stock, approximately $18.3 million of future performance-based milestone earn-outs and the assumption of Innovive's liabilities.  The acquired Innovive portfolio included four clinical-stage oncology drug candidates, including North American and European rights to develop tamibarotene, which is already approved for the treatment of relapsed acute promyelocytic leukemia (APL) in Japan.

RXi Pharmaceuticals Corporation

In October, CytRx announced that RXi Pharmaceuticals Corporation (Nasdaq: RXII), CytRx’s 45% owned affiliate, had licensed exclusive worldwide rights from the University of Massachusetts Medical School (UMMS) to technology for the oral delivery of RNAi therapeutics.  This technology could represent a dramatic advance in the field by potentially allowing for the development of orally administered drugs that target a variety of inflammatory diseases.  The technology was developed by Dr. Michael Czech, Professor and Chair, Program in Molecular Medicine at UMMS and an RXi founder, and Dr. Gary R. Ostroff, Professor of Molecular Medicine at UMMS and an RXi collaborator.

CytRx management presented at the following recent investment conferences:

•	Natixis Bleichroeder Second Annual Hidden Gems Conference

•	UBS Global Life Sciences Conference

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,913,687	$50,498,261
Short-term investments, at amortized cost	—	9,951,548
Accounts receivable	1,629,023	101,217
Prepaid expense and other current assets	708,922	930,596
Total current assets	33,251,632	61,481,622

Equipment and furnishings, net	1,823,906	1,573,290
Molecular library, net	126,261	193,946
Investment in affiliate – RXi Pharmaceuticals	—	—
Goodwill	183,780	183,780
Other assets	357,008	713,398
Total assets	$35,742,587	$64,146,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,239,271	$1,946,215
Accrued expenses and other current liabilities	2,470,860	3,700,866
Income taxes payable	632,000	—
Deferred revenue, current portion	3,131,679	8,399,167
Total current liabilities	9,473,810	14,046,248
Deferred revenue, non-current portion	7,595,945	7,167,381
Total liabilities	17,069,755	21,213,629

Minority interest	—	2,708,368

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 93,978,448 and 90,397,867 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	93,978	90,398
Additional paid-in capital	209,509,492	203,905,691
Treasury stock, at cost (633,816 shares held at September 30, 2008 and December 31, 2007)	(2,279,238)	(2,279,238)
Accumulated deficit	(188,651,400)	(161,492,812)
Total stockholders’ equity	18,672,832	40,224,039
Total liabilities and stockholders’ equity	$35,742,587	$64,146,036

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Service revenue	$917,473	$2,046,470	$4,838,923	$5,862,976
Grant revenue	—	—	—	116,070
Licensing revenue	—	—	—	1,000
	917,473	2,046,470	4,838,923	5,980,046
Expenses:
Research and development	2,005,813	3,907,514	7,723,184	14,800,183
General and administrative	1,600,986	3,669,361	9,266,218	10,261,042
In-process research and development	8,012,154	—	8,012,154	—
	11,618,953	7,576,875	25,001,556	25,061,225
Loss before other income	(10,701,480)	(5,530,405)	(20,162,633)	(19,081,179)
Other income:
Interest income	215,345	857,273	1,023,921	1,896,950
Other income, net	—	(1,250)	219,229	1,498,750
Equity in loss of affiliate – RXi Pharmaceuticals	(1,344,372)	—	(3,857,227)	—
Minority interest in loss of subsidiary	—	77,092	88,374	255,228
Net loss before income taxes	(11,830,507)	(4,597,290)	(22,688,336)	(15,430,251)
Provision for income taxes	(485,000)	—	(827,000)	—
Net loss	(12,315,507)	(4,597,290)	(23,515,336)	(15,430,251)
Deemed dividend for anti-dilution adjustment made to stock warrants	—	—	(756,954)	—
Net loss applicable to common stockholders	$(12,315,507)	$(4,597,290)	$(24,272,290)	$(15,430,251)

Basic and diluted loss per share	$(0.14)	$(0.05)	$(0.27)	$(0.19)

Weighted-average shares outstanding	91,106,215	88,122,908	90,719,685	82,235,069

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics.  The CytRx drug development pipeline includes programs in clinical development for oncology indications, including tamibarotene in a registration study for the treatment of acute promyelocytic leukemia (APL).  CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. The Company owns and operates a research and development facility in San Diego.  CytRx also maintains a 45% equity interest in publicly traded RXi Pharmaceuticals Corporation (NASDAQ: RXII).  For more information on the Company, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome or results of any pre-clinical or clinical testing of CytRx’s potential oncology or molecular chaperone drug candidates, including tamibarotene as a third-line treatment for APL, uncertainties related to the impact of the FDA’s clinical hold on the Company’s arimoclomol clinical trial for ALS on the timing and ability to resume clinical testing at the desired dosage of arimoclomol, whether directly or with a potential strategic partner, the risk that any requirements imposed on the Company’s planned clinical trial designs for ALS or stroke recovery by the FDA as a result of the concerns expressed in their clinical hold of the Company’s ALS program might adversely affect the Company’s ability to demonstrate that arimoclomol is efficacious in treating ALS or stroke patients or cause the Company to cancel one or both of those trials, risks related to CytRx’s need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, risks related to the future market value of CytRx’s investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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